SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 31, 2013

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136-56 39th Avenue, Room #305

Flushing, New York 11354

(Address of principal executive offices and zip code)

(718) 888-1814

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Items 5.02(b) and 5.02(c)

Effective January 31, 2013, Mr. Joseph Jhu resigned from the Board of Directors of the Registrant. His departure was not due to any disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Mr. Cao Lei, CEO and Chairman of the Board of Directors of the Registrant, thanked Mr. Jhu for his years of service, saying, “Joseph has been a valuable member of our Board of Directors, and we will miss his advice.”

Effective January 31, 2013, the Board of Directors appointed Dr. Liu Tielang to serve the remainder of Mr. Jhu’s current term on the Board of Directors, which will expire at the Registrant’s annual shareholder meeting in 2015. Dr. Liu is an independent director as defined by NASDAQ listing rules. Dr. Liu will serve on the audit, compensation and corporate governance committees of the Registrant and will serve as the chair of the audit committee.

Dr. Liu, 53, currently serves as the vice president in charge of accounting and finance to China Sun-Trust Group Ltd. and has held this position since 2001. Dr. Liu was a financial controller for Huaxing Group Ltd from 1998 to 2001. From 1996 through 1998, he was the chief accountant of China Enterprise Consulting Co., Ltd. Before working in industry, Dr. Liu taught accounting and finance in a university for more than ten years and has published tens of books and articles. Dr. Liu is a CPA in China. He received a PhD, master and bachelor degrees from Tianjin University of Finance and Economics. Dr. Liu has been chosen to serve as a director because of his accounting and business knowledge and experience in working with Chinese companies.

In connection with his appointment to the Board of Directors, Dr. Liu will receive an option grant to purchase 10,000 shares of the Registrant’s common stock for an exercise price equal to $2.01 per share, the average closing stock price for the ten trading days prior to the grant. The options will vest at a rate of 2,000 per year, beginning on January 30, 2014 and will continue to vest only to the extent Dr. Liu remains a director, employee or consultant to the Registrant. The options may be exercised for ten years from the date of grant. In addition to the option grant, Dr. Liu will receive a cash payment of $8,000 per year.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Cao Lei
Cao Lei
Chief Executive Officer

Dated: February 1, 2013